Exhibit 99.1

PRESS RELEASE

DigitalGlobe Names Interim Chief Financial Officer

LONGMONT, CO—(Sept. 3, 2014) - DigitalGlobe (NYSE: DGI), a leading provider of commercial high-resolution earth observation and advanced geospatial solutions, today announced that Fred Graffam will become Interim Chief Financial Officer for the company, effective Sept. 3, 2014.  He assumes responsibility for financial operations as the company continues its search for a successor to departing CFO, Yancey L. Spruill. Spruill’s departure was announced previously on May 1, 2014.

Graffam has served as the company’s Vice President of Financial Planning & Analysis since July 2013.  Prior to joining DigitalGlobe, Graffam served as Senior VP of Finance — North America and Asia Pacific for Level 3 Communications from 2012 to July 2013.  In this role, Graffam led all financial operations for Level 3’s North America region with a particular focus on supporting growth and value creation for the business.  Before serving at Level 3, Graffam spent 17 years with Comcast Corporation, serving as Senior VP of Comcast’s Beltway Region from 2008 to 2011 and as Senior VP-Finance, West Division from 2002 to 2008. He began his career in public accounting with Deloitte.

“We are pleased to be able to appoint Fred Graffam as Interim CFO.  He has broad experience leading various finance roles for larger companies, and has proven his leadership at DigitalGlobe over the last year,” said Jeffrey R. Tarr, CEO.  “Fred’s experience, coupled with the deep bench we have built within the finance organization, will ensure continuity in the management of our finance function while we complete our external search for a CFO.”

The transition of CFO responsibilities from Spruill to Graffam will be effective immediately, as Spruill departs to begin a new job outside DigitalGlobe.

“Yancey made significant contributions to DigitalGlobe’s success over the last decade,” said Tarr. “We wish him well in his new venture.”

About DigitalGlobe

DigitalGlobe is a leading provider of commercial high-resolution earth observation and advanced geospatial solutions that help decision makers better understand our changing planet in order to save lives, resources and time. Sourced from the world’s leading constellation, our imagery solutions deliver unmatched coverage and capacity to meet our customers’ most demanding mission requirements. Each day customers in defense and intelligence, public safety, civil agencies, map making and analysis, environmental monitoring, oil and gas exploration, infrastructure management, navigation technology, and providers of location-based services depend on DigitalGlobe data, information, technology and expertise to gain actionable insight.

DigitalGlobe is a registered trademark of DigitalGlobe.

##

Media Contact

Abby Van Uum

Edelman for DigitalGlobe

Phone: (512) 634-3642

Email: digitalglobe@edelman.com

Nancy Coleman

Senior Director of Communication

Phone: (303) 684-1674

Email: nancy.coleman@digitalglobe.com

Investor Relations Contact
David Banks
Vice President of Investor Relations
Phone: (303) 684-4210
Email: ir@digitalglobe.com